UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

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Coffee Holding Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 28, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Coffee Holding Co., Inc. (the “Annual Meeting”) which will be held on April 10, 2008 at 3:00 p.m., local time, at the Hilton Garden Inn New York/Staten Island located at 1100 South Avenue, Staten Island, New York 10314.

The attached Notice of Annual Meeting and proxy statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of Coffee Holding and you will have an opportunity to ask questions. Directors and officers of Coffee Holding will be present to respond to any questions stockholders may have.

The Board of Directors of Coffee Holding has determined that a vote for the election of each of the nominees as directors is in the best interests of Coffee Holding and its stockholders and unanimously recommends a vote “FOR” each of the nominees.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Coffee Holding, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

/s/ Andrew Gordon

Andrew Gordon
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 10, 2008
Time:	3:00 p.m., Local Time
Place:	The Hilton Garden Inn New York/Staten Island 1100 South Avenue Staten Island, New York 10314

At our 2008 Annual Meeting, we will ask you to:

1.	Elect two directors to serve for a three-year term to expire at the 2011 Annual Meeting. The following directors have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors:
•	David Gordon
•	John Rotelli
2.	Transact any other business as may properly come before the Annual Meeting.

You may vote at the Annual Meeting if you were a stockholder of Coffee Holding at the close of business on February 26, 2008, the record date.

By Order of the Board of Directors,

/s/ David Gordon

David Gordon
Secretary

Brooklyn, New York
February 28, 2008

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

GENERAL INFORMATION

General

Coffee Holding Co., Inc. (“Coffee Holding”) is a Nevada corporation. As used in this proxy statement, “we,” “us” and “our” refer to Coffee Holding. The term “Annual Meeting” as used in this proxy statement includes any adjournment or postponement of the meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy card on or about February 28, 2008 to all stockholders entitled to vote. If you owned common stock of Coffee Holding at the close of business on February 26, 2008, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were 5,504,930 shares of common stock outstanding.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the Annual Meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Annual Meeting.

Voting Rights

You are entitled to one vote at the Annual Meeting for each share of the common stock of Coffee Holding that you owned as of record at the close of business on February 26, 2008. The number of shares you own (and may vote) is listed on your proxy card.

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR each of the proposals identified in the Notice of the Annual Meeting.

If any other matter is presented, your proxy will vote your shares as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of the Annual Meeting.

Vote Required

Election of Directors	The nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker may vote your shares on the proposal listed above even if the broker does not receive instructions from you. If your broker does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote would have no effect on the outcome of Proposal 1 because only a plurality of votes cast is required to elect a director.

Confidential Voting Policy

We maintain a policy of keeping stockholder votes confidential. We only let our Inspector of Election examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward any written comments that you may have to management.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

•	filing with our Secretary a letter revoking the proxy;
•	submitting another signed proxy with a later date; or
•	attending the Annual Meeting and voting in person, provided you file a written revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

If your shares are not registered in your own name, you will need appropriate documentation from your stockholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Coffee Holding.

Solicitation of Proxies

Coffee Holding will pay the costs of soliciting proxies from its stockholders. Directors, officers or employees of Coffee Holding may solicit proxies by mail, telephone or other forms of communication. We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-K

If you would like a copy of our Annual Report on Form 10-K and audited financial statements for the year ended October 31, 2007, which was filed with the Securities and Exchange Commission on February 1, 2008, we will send you one (without exhibits) free of charge. Please write to:

David Gordon, Secretary
Coffee Holding Co., Inc.
4401 First Avenue
Brooklyn, New York 11232

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Coffee Holding’s common stock, par value $0.001 per share, beneficially owned by each person known to be the owner of 5% or more of our common stock and by each director, the named executive officers identified in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and executive officers of Coffee Holding as a group, as of January 31, 2008. The percent of common stock outstanding was based on a total of 5,504,930 shares of Coffee Holding’s common stock outstanding as of January 31, 2008. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name. The address for each person shown in the table is c/o Coffee Holding Co., Inc., 4401 First Avenue, Brooklyn, New York 11232.

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Andrew Gordon	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director	1,034,908	(1)	18.8
David Gordon	Senior Vice President – Operations, Secretary and Director	1,024,908		18.6
Gerard DeCapua	Director	1,300		*
Daniel Dwyer	Director	800		*
Barry Knepper	Director	6,000		*
John Rotelli	Director	100		*
Robert M. Williams	Director	700		*
Rachelle Gordon		1,099,784	(2)	20.0
Sterling Gordon		1,099,784	(3)	20.0
All directors and executive officers as a group (7 persons)		2,068,016		37.6

(1)	Includes 634,908 shares owned by Mr. Gordon directly and 400,000 shares owned by the Andrew Gordon Grantor Retained Annuity Trust of which Andrew Gordon is the grantor, beneficiary and trustee, with sole power to vote and dispose of the shares.
(2)	Includes 450,092 shares owned by Mrs. Gordon directly and 649,692 shares owned by Mrs. Gordon’s husband, Sterling A. Gordon. Mrs. Gordon is the mother of Andrew Gordon and David Gordon.
(3)	Includes 649,692 shares owned by Mr. Gordon directly and 450,092 shares owned by Mr. Gordon’s wife, Rachelle L. Gordon. Mr. Gordon is the father of Andrew Gordon and David Gordon.

DISCUSSION OF PROPOSAL RECOMMENDED BY THE BOARD OF DIRECTORS

Proposal 1
Election of Directors

The Nominating and Corporate Governance Committee of the Board of Directors has nominated two persons for election as directors at the Annual Meeting. Each nominee is currently serving on Coffee Holding’s Board of Directors. If you elect the nominees, they will hold office until the annual meeting in 2011, until their successors have been elected and qualified or they are otherwise unable to complete their term.

Nominees:

•	David Gordon
•	John Rotelli

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Nominating and Corporate Governance Committee. If for any reason these nominees prove unable or unwilling to stand for election, the Nominating and Corporate Governance Committee will nominate alternates or reduce the size of the Board to eliminate the vacancy.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees for election as directors.

INFORMATION ABOUT BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors

Coffee Holding’s Board of Directors currently consists of seven members. Coffee Holding’s Articles of Incorporation and bylaws provide that the Board shall be divided into three classes. The Board of Directors has nominated two directors for election at the 2008 Annual Meeting.

Name	Age(1)	Term Expires	Position(s) Held With Coffee Holding	Director Since
Nominees:
David Gordon	43	2008	Executive Vice President – Operations, Secretary and Director	1995
John Rotelli	49	2008	Director	2005
Continuing Directors:
Gerard DeCapua	46	2010	Director	1997
Daniel Dwyer	51	2009	Director	1998
Andrew Gordon	46	2009	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director	1997
Barry Knepper	57	2009	Director	2005
Robert M. Williams	48	2010	Director	2005

(1)	As of January 31, 2008.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below. Unless otherwise indicated, each of the following persons has held his present position for the last five years.

Gerard DeCapua has served as a director of Coffee Holding since 1997. Mr. DeCapua has had his own law practice in Rockville Centre, New York since 1986. Mr. DeCapua received his law degree from Pace University.

Daniel Dwyer has served as a director of Coffee Holding since 1998. Mr. Dwyer has been a senior coffee trader at Rothfos Corporation, a green coffee bean supplier, since 1995. Mr. Dwyer is responsible for our account with Rothfos. We paid Rothfos approximately $13.0 million, $13.8 million and $15.4 million for green coffee purchases in fiscal 2005, 2006 and 2007, respectively, and expect to pay it a similar amount in fiscal 2008. All purchases are made on arms’ length terms.

Andrew Gordon has been the Chief Executive Officer, President, Treasurer and a director of Coffee Holding since 1997 and its Chief Financial Officer since November 2004. He is responsible for managing Coffee Holding’s overall business and has worked for Coffee Holding for over 23 years, previously as a Vice President from 1993 to 1997. Mr. Gordon has worked in all capacities of Coffee Holding’s business and serves as the direct contact with its major private label accounts. Mr. Gordon received his Bachelor of Business Administration degree from Emory University. He is the brother of David Gordon.

David Gordon has been the Executive Vice President – Operations, Secretary and a director of Coffee Holding since 1995. He is responsible for managing all aspects of Coffee Holding’s roasting and blending operations, including quality control, and has worked for Coffee Holding for over 25 years, previously as an Operating Manager from 1989 to 1995. He is a charter member of the Specialty Coffee Association of America. Mr. Gordon attended Baruch College in New York City. He is the brother of Andrew Gordon.

Barry Knepper has served as a director of Coffee Holding since 2005. From July 2004 to the present, Mr. Knepper has been the President and Chief Executive Officer of CFO Business Solutions, a management consulting firm. Mr. Knepper was the Chief Financial Officer for TruFoods Corporation, a growth oriented franchise management company from April 2001 through June 2004. From January 2000 through March 2001 he was the Chief Financial Officer of Offline Entertainment, an early stage television and motion picture production company. From 1982 through 1999 he served as the Chief Financial Officer of Unitel Video, Inc., a publicly traded nationwide high tech service company in the television, film and new media fields.

John Rotelli has served as a director of Coffee Holding since 2005. Mr. Rotelli has over twenty-five years of experience in the coffee industry and is currently Vice President of L.J. Cooper Company, one of the largest green coffee brokers and agents in North America. He is also Vice Chairman of the Green Coffee Association.

Robert M. Williams has served as a director of Coffee Holding since 2005. Mr. Williams has been a principal of R. Madison, Inc., a national sales, distribution, sourcing and business development firm, since 2003. From 2002 to 2003, he was the Executive Vice President, Sales & Marketing for Lodis Corporation, a fine leather goods manufacturer. From May 2001 to January 2002, he was the Vice President of Sales, Central & Eastern North America, of Hartmann, Inc., the leather and luggage goods division of Brown-Forman Corporation, and from 1997 to May 2001 he served as its Director, Personal Leather Goods & Accessories. Mr. Williams received a Bachelor of Science, Business Administration, Marketing from the University of South Carolina, Columbia in 1981.

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Coffee Holding. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a quarterly basis. Our directors also discuss business and other matters with other key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors held six meetings during the fiscal year ended October 31, 2007. Each director attended at least 75% of the meetings of the Board of Directors, plus meetings of committees on which that particular director served during this period.

Corporate Governance

Coffee Holding is committed to establishing and maintaining high standards of corporate governance. Our executive officers and the Board have worked together to construct a comprehensive set of corporate governance initiatives that we believe will serve the long-term interests of our stockholders and employees. As discussed in more detail below, we believe these initiatives comply fully with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission adopted thereunder. In addition, we believe our corporate governance initiatives fully comply with the rules of the American Stock Exchange. The Board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies.

Code of Ethics

The Board has adopted a Code of Conduct and Ethics that applies to each of our directors, officers and employees. The Code of Conduct and Ethics sets forth our policies and expectations on a number of topics, including:

•	acceptance of gifts;
•	financial responsibility regarding both personal and business affairs, including transactions with Coffee Holding;
•	personal conduct, including ethical behavior and outside employment and other activities;
•	affiliated transactions, including separate identities and usurpation of corporate opportunities;
•	preservation and accuracy of Coffee Holding’s records;
•	compliance with laws, including insider trading compliance;
•	preservation of confidential information relating to our business and that of our clients;

•	conflicts of interest;
•	the safeguarding and proper use of our assets and institutional property;
•	code administration and enforcement;
•	reporting, investigating and resolving of all code violations; and
•	code-related training, certification of compliance and maintenance of code-related records.

The Audit Committee of our Board of Directors reviews the Code of Conduct and Ethics on a regular basis, and will propose or adopt additions or amendments to the Code of Conduct and Ethics as appropriate. A copy of the Code of Conduct and Ethics may also be obtained free of charge by sending a written request to:

David Gordon, Secretary
Coffee Holding Co., Inc.
4401 First Avenue
Brooklyn, NY 11232

Independent Directors

We use the American Stock Exchange’s definition of independence to determine the independence of our directors. For a director to be “independent” under The American Stock Exchange’s rules, the director must not be an officer or employee of Coffee Holding or any of its subsidiaries, and must not have a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The American Stock Exchange’s rules also expressly provide that the following persons cannot be considered independent:

•	a director who is, or during the past three years was, employed by Coffee Holding or by any subsidiary of Coffee Holding;
•	a director who accepts or who has a family member who accepts any payments from Coffee Holding or any subsidiary of Coffee Holding in excess of $60,000 during the current fiscal year or any of the past three fiscal years, other than (1) payments for board service, (2) payments arising solely from investments in Coffee Holding’s securities, (3) compensation paid to a family member who is a non-executive employee of Coffee Holding, (4) compensation received for former service as an interim Chairman or Chief Executive Officer, (5) benefits under a tax-qualified retirement plan, (6) non-discretionary compensation or (7) loans permitted under Section 13(k) of the Securities Exchange Act of 1934;
•	a director who is a family member of an individual who is, or during the past three years was, employed by Coffee Holding or by any subsidiary of Coffee Holding as an executive officer;
•	a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which Coffee Holding made, or from which Coffee Holding received, payments for property or services (other than those arising solely from investments in Coffee Holding’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in the current fiscal year or any of the past three fiscal years;
•	a director of Coffee Holding who is employed, or has a family member who is employed, as an executive officer of another entity where any of the executive officers of Coffee Holding serve on the compensation committee of such other entity, or if such relationship existed during the past three years; or
•	a director who is, or has a family member who is, a current partner of Coffee Holding’s registered independent public accountants, or was a partner or employee of Coffee Holding’s registered independent public accountants, and worked on Coffee Holding’s audit during the past three years.

The Board of Directors has determined that Gerard DeCapua, Barry Knepper, John Rotelli and Robert M. Williams, a majority of the board, are “independent” directors under the American Stock Exchange’s rules.

Consistent with the American Stock Exchange’s rules, independent directors meet in regularly scheduled executive sessions without non-independent directors. The independent directors have selected Barry Knepper to serve as the presiding director at the executive sessions for the 2008 fiscal year. The presiding director will take a lead role in the Board’s self-evaluation process.

The American Stock Exchange’s rules, as well as Securities and Exchange Commission rules, impose additional independence requirements for all members of the Audit Committee. Specifically, in addition to the “independence” requirements discussed above, “independent” audit committee members must: (1) not accept, directly or indirectly, any consulting, advisory, or other compensatory fess from Coffee Holding or any subsidiary of Coffee Holding other than in the member’s capacity as a member of the Board of Directors and any board committee; (2) not be an affiliated person of Coffee Holding or any subsidiary of Coffee Holding; and (3) not have participated in the preparation of the financial statements of Coffee Holding or any current subsidiary of Coffee Holding at any time during the past three years. In addition, the American Stock Exchange’s rules require that all audit committee members be able to read and understand fundamental financial statements, including Coffee Holding’s balance sheet, income statement, and cash flow statement. The Board of Directors believes that the current members of the Audit Committee meet these additional standards.

Furthermore, at least one member of the Audit Committee must be financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities. Additionally, the Securities and Exchange Commission requires that Coffee Holding disclose whether the Audit Committee has, and will continue to have, at least one member who is a “financial expert.” The Board of Directors has determined that Barry Knepper meets the Securities and Exchange Commission’s definition of an audit committee financial expert.

Committees of the Board

The Board of Directors of Coffee Holding has established the following committees:

Audit Committee.  The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to the Board of Directors any substantive issues found during the audit. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.coffeeholding.com. All members of the Audit Committee are independent directors as defined under the American Stock Exchange listing standards. Gerard DeCapua, Barry Knepper and Robert M. Williams serve as members of the Audit Committee with Barry Knepper serving as its chairman. The Board of Directors has determined that Barry Knepper qualifies as an Audit Committee Financial Expert as that term is defined by Securities and Exchange Commission regulations. The Audit Committee held four meetings during fiscal 2007.

Compensation Committee.  The Compensation Committee provides advice and makes recommendations to the Board of Directors in the areas of employee salaries and benefit programs. The Compensation Committee also reviews the compensation of the President and Chief Executive Officer of Coffee Holding and makes recommendations in that regard to the Board of Directors as a whole. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.coffeeholding.com. All members of the Compensation Committee are independent directors as defined under the American Stock Exchange listing standards. Barry Knepper, John Rotelli and Robert M. Williams serve as members of the Compensation Committee, with John Rotelli serving as its chairman. The Compensation Committee held five meetings during fiscal 2007.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee nominates individuals to be elected to the full Board of Directors by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in Article II, Section 11 of our bylaws and applies the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee are independent directors as defined under the American Stock Exchange listing standards. Gerard DeCapua, John Rotelli and Robert M. Williams serve as members of the Nominating and Corporate Governance Committee, with Gerard DeCapua serving as its chairman. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at www.coffeeholding.com. The Nominating and Corporate Governance Committee held one meeting during fiscal 2007.

It is the policy of the Nominating and Corporate Governance Committee to recommend individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of the executive officers of Coffee Holding served as a member of another entity’s Board of Directors or as a member of the Compensation Committee (or other board committee performing equivalent functions) during 2007, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Coffee Holding. There are no interlocking relationships between Coffee Holding and other entities that might affect the determination of the compensation of our executive officers.

Stockholder Communication With the Board of Directors and Attendance at Annual Meetings

The Board of Directors maintains a process for stockholders to communicate with the Board and its committees. Stockholders of Coffee Holding and other interested persons may communicate with the Board or the chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee by writing to the Secretary of Coffee Holding at 4401 First Avenue, Brooklyn, NY 11232. All communications that relate to matters that are within the scope of the responsibilities of the Board of Directors will be presented to the Board no later than the next regularly scheduled meeting. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the Chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be forwarded to the appropriate officer. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but will be made available to any director who wishes to review them.

Directors are expected to prepare themselves for and attend all Board meetings, the Annual Meeting of Stockholders and the meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. All of our directors attended the 2007 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Our Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. In that regard, the Compensation Committee The Compensation Committee provides advice and makes recommendations to the Board of Directors in the areas of employee salaries and benefit programs. The Compensation Committee ensures that the total compensation paid to our executive leadership team is fair and reasonable. Generally, the types of compensation and benefits provided to members of the executive leadership team, including the named executive officers, are similar to those provided to our other officers and employees. Throughout this proxy statement, the individuals who served as President, Chief Executive Officer and Chief Financial Officer (Andrew Gordon) and Executive Vice President-Operations and Secretary (David Gordon) during fiscal 2007, are referred to as the “named executive officers.”

Compensation Components

Our compensation program for executive officer’s consists generally of base salary and annual bonuses. These elements are intended to provide an overall compensation package that is commensurate with our financial resources, that is appropriate to assure the retention of experienced management personnel, and that aligns their financial interests with those of our shareholders. We pay our named executive officers commensurate with their experience and responsibilities. Because each of our named executive officers already owns a substantial number of shares of Coffee Holding common stock, the Compensation Committee does not believe that stock-based awards provide them with additional incentives or further align their interests with our shareholders.

Base Salary.  Each of our named executive officers receives a base salary to compensate him for services performed during the year. The base salaries of our named executive officers are established annually by the Board of Directors upon recommendation by the Compensation Committee. When determining the base salary for each of our named executive officers, the Compensation Committee considers the performance of the executive officer, the duties of the executive officer, the experience of the executive officer in his position and salary levels of the companies in our peer group. Salary levels are also intended to reflect our financial performance. We have entered into employment agreements with each of the named executive officers that provide for minimum annual base salaries. The named executive officers are eligible for annual increases in their base salaries as a result of company performance, individual performance and any added responsibility since the last salary increase.

Annual Bonus.  Our named executive officers are eligible to receive annual cash bonuses. These bonuses are intended to reward the achievement of corporate goals and individual performance objectives. The bonus levels are intended to be competitive with those typically paid by the companies in our peer group and commensurate with the executive officers’ successful execution of duties and responsibilities.

Implementation for Fiscal Year 2007

For the 2007 fiscal year, Andrew Gordon received a base salary of $350,000 and David Gordon received a base salary of $250,000. Based on the Company’s overall performance in fiscal 2007, the Compensation Committee determined not to award annual cash bonuses to either of our named executive officers at the conclusion of the fiscal year.

Compensation Decision-Making Policies and Procedures.

Decision-Making and Policy-Making.  As an American Stock Exchange listed company, we must observe governance standards that require executive officer compensation decisions to be made by the independent director members of our Board or by a committee of independent directors. Consistent with these requirements, our Board has established a Compensation Committee all of whose members are independent directors.

The Compensation Committee provides advice and makes recommendations to our Board in the areas of employee salaries and benefit programs. The Compensation Committee has established a formal charter. Compensation consists of three components: (1) base salary; (2) bonuses; and (3) long-term incentives (e.g., stock options, deferred compensation and fringe benefits).

The Compensation Committee generally meets at least once each year. During fiscal 2007, the Compensation Committee met five times. It considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of more junior executive officers, as well as empirical data on compensation practices at peer group companies. The Compensation Committee does not delegate it duties to others.

Use of Outside Advisors and Survey Data.  The Compensation Committee uses its own criteria coupled with empirical peer group data to establish the chief executive officer’s base salary. In 2007, the peer group consisted of five coffee roasting companies. Among other things, the Compensation Committee analyzed the net sales, net income and overall executive compensation of each of the peer group companies in determining the appropriate salary levels for the chief executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of
Coffee Holding Co., Inc.

John Rotelli, Chairman
Barry Knepper
Robert M. Williams

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Non-employee directors receive $800 per board meeting and committee meeting attended in person and $400 per each board meeting and committee meeting attended telephonically. Non-employee directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with attendance at board of directors and committee meetings. Non-employee directors are also eligible to participate in our stock option plan, the terms of which are discussed elsewhere in this proxy statement. No stock options were granted to non-employee directors in fiscal 2007.

Total directors’ meeting and committee fees for fiscal year 2007 were $11,600. We do not compensate our employee directors for service as directors. Directors are also entitled to the protection of certain indemnification provisions in our Articles of Incorporation and bylaws.

The following table sets forth information regarding compensation earned by our non-employee directors during the 2007 fiscal year.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)(2)	Total ($)
Gerard DeCapua	2,800	—	2,800
Daniel Dwyer	1,200	—	1,200
Barry Knepper	3,200	—	3,200
John Rotelli	1,600	—	1,600
Robert M. Williams	2,800	411	3,211

(1)	Meeting fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)	The figure shown represents reimbursement for travel expenditures.

Executive Compensation

The table below sets forth for fiscal 2007 the compensation of each of our named executive officers.

Summary Compensation Table

Name and Principal Positions	Year	Salary(1) ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Andrew Gordon, President, Chief Executive Officer, Chief Financial Officer and Treasurer	2007	350,000	—	—	37,902	12,078	399,980
David Gordon, Executive Vice President – Operations and Secretary	2007	250,000	—	—	—	17,801	267,801

(1)	The figures shown represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	Includes the amount of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal mid-term rate under section 1274(d) of the Internal Revenue Code of 1986 (the “Code”) and dividends or dividend equivalents on balances denominated in Coffee Holding Co., Inc. common stock in excess of the dividends paid to shareholders generally during the fiscal year.

(3)	The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for Andrew Gordon includes $8,778 in employer contributions to the 401(k) plan and health insurance premiums of $3,300. The figure shown for David Gordon includes $7,098 in employer contributions to the 401(k) plan, life insurance premiums of $7,403 and health insurance premiums of $3,300.

Employment Agreements.  We have entered into employment agreements with Andrew Gordon to secure his continued service as President, Chief Executive Officer, Chief Financial Officer and Treasurer and with David Gordon to secure his continued service as Executive Vice President — Operations and Secretary. These employment agreements have rolling five-year terms that began on May 6, 2005. These agreements may be converted to a fixed five-year term by the decision of our Board of Directors or the executive. These agreements provide for minimum annual salaries of $325,000 for Andrew Gordon and $300,000 for David Gordon, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and thereafter for so long as the executives are subject to liability for such service to the extent permissible by the Nevada Revised Statutes. For fiscal year 2007, David Gordon waived the minimum annual salary requirement in his employment agreement and received a salary of $250,000.

The terms of the employment agreements provide that each executive will be entitled to severance benefits if his employment is terminated without “cause” or if he resigns for “good reason” or following a “change in control” (as such terms will be defined in the employment agreements) equal to the value of the cash compensation and fringe benefits that he would have received if he had continued working for the remaining unexpired term of the agreement. The employment agreements also provide uninsured disability benefits. During the term of the employment agreements and, in case of discharge with “cause” or resignation without “good reason,” for a period of one year thereafter, the executives are subject to (1) restrictions on competition with us; and (2) restrictions on the solicitation of our customers and employees. For all periods during and after the term, the executives are subject to nondisclosure and restrictions relating to our confidential information and trade secrets.

If we experience a change in ownership, a change in effective ownership or control or a change in ownership of a substantial portion of our assets as contemplated by Section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by each executive, on excess parachute payments. Under the terms of the employment agreements, we will reimburse the executives for the amount of this excise tax and will make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executives will retain approximately the same net-after tax amounts under the employment agreement that they would have retained if there were no 20% excise tax. The effect of this provision is that we, and not the executives, bear the financial cost of the excise tax and we could not claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement or gross-up payment.

1998 Stock Option Plan.  During fiscal year 2007, we maintained a stock option plan, the Coffee Holding Co., Inc. 1998 Stock Option Plan, under which non-qualified and incentive stock options to purchase shares of common stock could be granted to our directors, officers and other key employees and consultants. The plan was adopted by our Board of Directors and approved by our stockholders on February 10, 1998. On June 21, 2004, the plan was amended by our Board of Directors to reduce the number of shares of common stock reserved for issuance under the plan from 2,000,000 to 800,000, subject to adjustment for stock splits, stock dividends, reorganizations, mergers, recapitalizations or other capital adjustments. No options were been granted under the plan and, on February 10, 2008, the plan expired in accordance with its terms.

Deferred Compensation Plan for Executive Officers.  In January 2005, we established the Coffee Holding Co., Inc. Non-Qualified Deferred Compensation Plan for Executive Officers. Currently, Andrew Gordon is the only participant in the plan. Each executive officer who participates in the plan may defer receipt of all or a portion of his or her annual cash compensation received from Coffee Holding. The deferred amounts are allocated to a deferral account and credited with interest according to the investment classifications made available by the Board. The plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events. The amounts deferred, and related investment earnings, are held in a rabbi trust for the benefit of participating executives until such amounts are distributed pursuant to the terms of the plan.

The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the last fiscal year under non-qualified defined contribution plans.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Andrew Gordon	86,483	—	37,902	—	397,747
David Gordon	—	—	—	—	—

(1)	Executive contributions are included in the Summary Compensation Table under the captions “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation,” as applicable.
(2)	Company contributions are included under the caption “All Other Compensation” in the Summary Compensation Table.
(3)	Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Termination and Change in Control Benefits.  We provide additional benefits, not included in the previous tables, to the named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. The following table provides an estimate of the value of such benefits, assuming termination of employment or a change in control occurred on October 31, 2007.

	Andrew Gordon	David Gordon
Retirement(1)	—	—
Death
Life Insurance Proceeds(2)	—	$3,000,000
Disability
Salary Continuation(3)	$1,750,000	$1,250,000
Discharge w/o Cause or Resignation w/Good Reason – No Change in Control
Lump Sum Cash Payment(4)	$2,205,350	$1,814,469
Health/Life Insurance(5)	$14,561	$48,119
Discharge w/o Cause or Resignation w/Good Reason – Change in Control-Related
Lump Sum Cash Payment(4)	$2,205,350	$1,814,469
Health/Life Insurance(5)	$14,561	$48,119
Golden Parachute Excise Tax Gross-up Payment(6)	$1,014,827	$832,591
Change in Control – No Termination of Employment	—	—

(1)	We do not provide any retirement or early retirement benefits.
(2)	We currently provide life insurance coverage for David Gordon with a death payment amount of $3,000,000. Upon the death of David Gordon, his beneficiary would be entitled to $3,000,000.
(3)	The employment agreements in effect for Andrew Gordon and David Gordon provide that upon termination due to disability, we will pay the executive his base salary in accordance with the Company’s normal payroll practices, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (i) the date which long-term disability insurance benefits are first payable to him which provides an annual benefit of at least 60% of his base salary; (ii) his death; or (iii) the expiration of the remaining unexpired employment term. The figures shown represent the payments owed assuming no long-term disability benefits are payable for five years and there is no death of an executive during this period.
(4)	The employment agreements in effect for Andrew Gordon and David Gordon provide for a lump sum payment (without discount for early payment) equal to the value of the salary the executive would have earned if he had continued working for the Company throughout the remaining unexpired employment term at the highest rate of salary achieved up until termination of employment. The employment agreements also provide for a lump sum payment for any cash bonus, long-term incentives or short-term incentives that the executive would have earned throughout the remaining unexpired term of employment equal to the product of: (i) the maximum % award that was ever available to an executive under an incentive compensation plan; multiplied by (ii) the salary that would have been paid to the executive during each calendar year at the highest annual rate of salary achieved up until termination of employment.
(5)	The employment agreements in effect for Andrew Gordon and David Gordon provide for continued group life, health, dental, accident and long-term disability insurance benefits for the remaining contract term, with an possible offset, at the Company’s election, for benefits provided by a subsequent employer. The figure shown represents the present value of continued insurance benefits calculated on the present value of the future cost of such benefits.
(6)	The employment agreements in effect for Andrew Gordon and David Gordon provide that Coffee Holding Co., Inc. will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax that is applied to payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three times the individual’s average five-year W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due to each named individual.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee of the Board of Directors has appointed Lazar Levine & Felix LLP to serve as our independent registered public accounting firm for 2008. Representatives of Lazar Levine & Felix LLP are not expected to attend the Annual Meeting, but have been given the opportunity to make a statement if they so desire and will be available should any matter arise requiring their presence. During the fiscal years ended October 31, 2007 and 2006, Coffee Holding retained Lazar Levine & Felix LLP to provide audit and other services and incurred fees as follows:

	2007	2006
Audit fees(1)	$96,950	$91,601
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$96,950	$91,601

(1)	Audit fees consisted of work performed in connection with the audit of the consolidated financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as quarterly reviews and review of the annual Form 10-K filings.

Audit Committee Pre-Approval Policy

The Audit Committee, or a designated member of the Audit Committee, shall preapprove all auditing services and permitted non-audit services (including the fees and terms) to be performed for Coffee Holding by our registered independent public accountants, subject to the de minimis exceptions for non-audit services that are approved by the Audit Committee prior to completion of the audit, provided that: (1) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Coffee Holding to its registered independent public accountant during the fiscal year in which the services are provided; (2) such services were not recognized by Coffee Holding at the time of the engagement to be non-audit services; and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. Of the services set forth in the table above, all were preapproved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has also reviewed and discussed with Lazar Levine & Felix LLP, Coffee Holding’s independent registered public accounting firm, the matters required to be discussed by SAS 61, as may be modified or supplemented.

The Audit Committee also has received the written disclosures and the letter from the registered independent public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), as may be modified or supplemented, and has discussed with Lazar Levine & Felix LLP its independence.

Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors of Coffee Holding Co., Inc. that the audited financial statements be included in Coffee Holding Co. Inc.’s Annual Report on Form 10-K for the year ended October 31, 2007.

Audit Committee of
Coffee Holding Co., Inc.

Barry Knepper Chairman
Gerard DeCapua
Robert M. Williams

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND
TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the Securities and Exchange Commission their initial ownership of Coffee Holding’s common stock and any subsequent changes in that ownership. We are required to disclose in this proxy statement any late filings or failures to file.

To our knowledge, based solely on our review of the copies of such reports furnished to Coffee Holding and written representations that no other reports were required during the fiscal year ended October 31, 2007, all Section 16(a) filing requirements applicable to our executive officers and directors during fiscal year 2007 were met.

Transactions With Certain Related Persons

Daniel Dwyer, a director, is a senior coffee trader for Rothfos Corporation, a coffee trading company. Mr. Dwyer is responsible for our account with Rothfos. We paid Rothfos approximately $13.0 million, $13.8 million and $15.4 million for green coffee purchases in fiscal 2005, 2006 and 2007, respectively. All purchases are made on arms’ length terms.

We believe that the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors and principal stockholders and their affiliates are subject to approval by an independent committee of our Board of Directors.

ADDITIONAL INFORMATION

Information About Stockholder Proposals

Stockholders may submit proposals for consideration at the 2009 Annual Meeting. In order to be included in our proxy statement for the 2009 Annual Meeting, we must receive such proposal no later than November 11, 2008. Proposals should be addressed to David Gordon, Secretary, Coffee Holding Co., Inc., 4401 First Avenue, Brooklyn, NY 11232. Securities and Exchange Commission rules contain standards as to whether stockholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission.

In addition, if you wish to submit a proposal to the 2009 Annual Meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely, and the proxies solicited by the Board of Directors will confer discretionary authority to vote on the proposal as the proxies solicited see fit, unless you have given notice in writing to the Secretary of Coffee Holding, mailed David Gordon, Secretary, Coffee Holding Co., Inc., 4401 First Avenue, Brooklyn, NY 11232, and such notice is received by January 24, 2009.

By Order of the Board of Directors,

/s/ David Gordon

David Gordon
Secretary

Brooklyn, New York
February 28, 2008

To assure that your shares are represented at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

Coffee Holding Co., Inc.	REVOCABLE PROXY

This proxy is solicited on behalf of the Board of Directors of Coffee Holding Co., Inc. for the Annual Meeting of Stockholders to be held on April 10, 2008.

The undersigned stockholder of Coffee Holding Co., Inc. hereby appoints Andrew Gordon and Gerard DeCapua, or either of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Coffee Holding Co., Inc. held of record by the undersigned on February 26, 2008, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 10, 2008 at 3:00 p.m. Eastern time at the Hilton Garden Inn New York/Staten Island located at 1100 South Avenue, Staten Island, New York 10314, or at any adjournment or postponement thereof. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of nominees listed in Item 1. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date of the Proxy Statement for the Annual Meeting, the Board of Directors is not aware of any such other business.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT
PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors of Coffee Holding Co., Inc. unanimously recommends a vote “FOR” all nominees in Item 1.	I Will Attend the Annual Meeting ☐ Please Mark Your Choice Like This ☒ in Blue or Black Ink.

1. Election of Directors to a term set forth below:	For all Nominees ☐	Withhold for all Nominees ☐

Nominees	Term Expires
David Gordon	2011
John Rotelli	2011

Instruction: To withhold authority for any individual
nominee, write that nominee's name in the space provided:

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting.

Signature(s)

Dated: , 2008

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.